CERTIFICATE OF AMENDMENT
                                                        OF
                                         THE CERTIFICATE OF INCORPORATION
                                                        OF
                                           THE HARMAT ORGANIZATION, INC.

         The Harmat Organization, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

FIRST: The name of the corporation is: The Harmat Organization, Inc.

SECOND: The certificate of incorporation of the Corporation was filed by the Department of State on December 19, 1995 under its present name.

THIRD: Article Fourth of the certificate of incorporation is hereby amended to designate a series of Preferred Stock to be called Series A Preferred Stock to consist of three (3) shares, one to be Class I, one to be Class II and one to be Class III.

FOURTH: To accomplish the foregoing amendment, Article Fourth of the certificate of incorporation relating to the capital of the corporation is hereby amended to add a designation of the Series A Preferred Stock of the Corporation as follows by adding the following paragraph:

         There is hereby designated the Series A Preferred Stock, par value one mil per share, consisting of three (3) shares, each share of a different class as herein set forth with the following relative rights, preferences and limitations: Class I shall consist of one share and shall be entitled to vote pari pasu with the common stock having one vote for each share of common stock of the Company issued upon exercise of the outstanding Class A Warrants of the Company. In the event the Class A Warrants are not exercised then the Class I Series A preferred stock shall not have any vote. The voting rights shall end five (5) years from the date of issue of the Series A Preferred Stock Class I. Class II shall consist of one share and shall be entitled to vote pari pasu with the common stock having one vote for each share of common stock of the Company issued upon exercise of the outstanding Class B Warrants of the Company. In the event the Class B Warrants are not exercised then the Class II Series A preferred stock shall not have any vote. The voting rights shall end five (5) years from the date of issue of the Series A Preferred Stock Class II. Class III shall consist of one share and shall be entitled to vote pari pasu with the common and shall have 346,766 votes. The Series A Preferred Stock, Classes I, II and III shall not be entitled to any dividends and shall be entitled upon any liquidation, dissolution or winding up of the business of the corporation to a liquidation preference equal to the par value of each share.




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         FIFTH:  The foregoing  amendment of the certificate of incorporation of the Corporation was authorized by the consent in writing of all of the members of the Board of Directors of the corporation, followed by an unanimous written consent of the shareholders entitled to vote on the said amendment to the certificate of incorporation.

         IN WITNESS WHEREOF, I have subscribed this document on the date set forth below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by me and are true and correct.

Dated:   June 7, 1999


                                         MATTHEW SCHILOWITZ, PRESIDENT



                                         SCOTT PRIZER, SECRETARY